Exhibit 99.1

BIO-key Regains Compliance with Nasdaq Listing Rules; Nasdaq Trading resumes on Wednesday, July 8th

Holmdel, NJ – July 7, 2026 – BIO-key ® International, Inc. (Nasdaq: BKYI), a global leader in Identity and Access Management and biometric authentication technologies, today announced that The Nasdaq Stock Market LLC has notified it that the trading of its common stock will recommence on the Nasdaq Capital Market effective with markets’ opening on Wednesday, July 8, 2026.

Trading of BIO-key’s shares was restored following a June 16th hearing with a Nasdaq Hearings Panel, in which the Panel determined the Company has regained compliance with the continued listing standards, including minimum bid price and SEC filing requirements. The Company will be subject to a Discretionary Panel Monitor pursuant to Nasdaq Rule 5815(d)(4)(B) for a period of one year until July 6, 2027.

BIO-key CEO Michael DePasquale commented, “We are grateful to Nasdaq and the Hearings Panel for working with us through this process to successfully restore our shares to Nasdaq trading. We have built a growing base of recurring revenue, expanding interest in our biometric technology’s ability to solve pervasive cybersecurity vulnerabilities, a solid financial position, and a streamlined cost structure. It is an exciting moment for BIO-key as we expect our business to deliver significantly improved results this year.

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software that secures access for over forty million users worldwide. BIO-key enables customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its cloud-hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value data and transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements, whether as a result of new information, future events, or otherwise.

Engage with BIO-key Corporate:

Facebook:	https://www.facebook.com/BIOkeyInternational/
LinkedIn:	https://www.linkedin.com/company/bio-key-international
X:	@BIOkeyIntl
Investors:
X:	@BIO_keyIR
StockTwits:	@BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800